EXHIBIT 2.5

FOURTH AMENDMENT TO

AMENDED AND RESTATED SALE AND PURCHASE AGREEMENT

OF SHARE CAPITAL

This Fourth Amendment to Amended and Restated Sale and Purchase Agreement of Share Capital (this “Amendment”), dated June 17, 2024, and effective as of April 9, 2024 (the “Effective Date”), amends that certain Amended and Restated Sale and Purchase Agreement of Share Capital dated June 27, 20231, as amended by the (i) First Amendment to Amended and Restated Sale and Purchase Agreement of Share Capital, dated September 22, 2023 and effective June 27, 20232; (ii) the Second Amendment to Amended and Restated Sale and Purchase Agreement of Share Capital, dated January 22, 20243; and (iii) Third Amendment to Amended and Restated Sale and Purchase Agreement of Share Capital, dated April 4, 2024 and effective April 1, 20234 (as amended to date, including herein, the “Purchase Agreement”), by and between Golden Matrix Group, Inc., a Nevada corporation (the “Purchaser” or “Parent”), and Aleksandar Milovanović, an individual (“Milovanović”); Zoran Milosevic, an individual (“Milosevic”); and Snežana Božović, an individual (“Božović”, and each of Božović, Milovanović and Milosevic, each a “Seller” and collectively the “Sellers”). The Purchaser and the Sellers are referred to herein as the “Parties” and individually as a “Party”.

Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the Purchase Agreement.

WHEREAS, the Purchase/Sale Transaction contemplated in the Purchase Agreement closed on April 9, 2024, effective April 1, 2024;

WHEREAS, pursuant to Section 2.1.1 of the Purchase Agreement as in effect through and including the Third Amendment thereto (as specified above), Purchaser was obligated to, and Sellers confirm that Purchaser did, pay the Closing Cash Consideration in the amount of $12,000,000 to Sellers at Closing;

WHEREAS, pursuant to Sections 2.1.1A and 2.1(d) of the Purchase Agreement as in effect through and including the Third Amendment thereto (as specified above), Purchaser was obligated to pay Deferred Cash Consideration to Sellers in the amount of USD$18,000,000 by the Deferred Cash Consideration Due Date, meaning “the earlier of (i) the date that the Parent (or one of its Subsidiaries) has raised funding sufficient to pay the Deferred Cash Consideration…and (ii) April 26, 2024;” and if any portion was unpaid as of such date, interest would begin to accrue;

WHEREAS, as of both the Deferred Cash Consideration Due Date and the date hereof, of the USD$18,000,000 in total of Deferred Cash Consideration owed, Purchaser had caused USD$11,000,000 to be paid to Sellers, leaving a balance due from Purchaser to Milovanović, one of the Sellers, of USD$7,000,000; and

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1 https://www.sec.gov/Archives/edgar/data/1437925/000147793223004933/gmgi_ex22.htm

2 https://www.sec.gov/Archives/edgar/data/1437925/000147793223007193/gmgi_ex22.htm

3 https://www.sec.gov/Archives/edgar/data/1437925/000147793224000334/gmgi_ex23.htm

4 https://www.sec.gov/Archives/edgar/data/1437925/000147793224001928/gmgi_ex24.htm

Fourth Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

WHEREAS, the Purchaser and the Sellers desire to enter into this Amendment to amend the Purchase Agreement on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the parties hereby acknowledge and confirm the receipt and sufficiency thereof, the parties hereto agree as follows:

1. Amendments to Purchase Agreement. Effective as of the Effective Date:

(a)	Section 2.1(d) of the Purchase Agreement is amended and restated to read in its entirety as follows:

“(d) Deferred Cash Consideration. The Parties previously contemplated up to Twenty Million Dollars (USD$20,000,000) of the Closing Cash Consideration due at the Closing would be paid by the cash on hand that the Companies had at Closing. However, the Parties subsequently determined that Serbian law prohibits the direct payment by Meridian Serbia to the Sellers of cash funds held by Meridian Serbia prior to Closing, for purposes of affecting the Acquisition.

For the reasons described above, and in an effort to close the Acquisition as soon as possible, the Parties decided to reduce the cash consideration due at the Closing from Thirty Million Dollars (USD$30,000,000) to Twelve Million Dollars (USD$12,000,000) and to defer the payment of the Deferred Cash Consideration until after the Closing as set forth below.

The Deferred Cash Consideration shall be deferred, and shall be paid (i) by way of cash payments totaling USD$11,000,000 paid to Sellers on or around May 17 or May 20, 2024; (ii) issuance of USD$4,000,000 in Company common stock at USD$3.00 per share pursuant to the terms of a Debt Conversion Agreement in the form attached as Exhibit L hereto (the “Debt Conversion Agreement”), and (iii) USD$3,000,000 in accordance with the terms and conditions of that certain Deferred Cash Convertible Promissory Note in the principal amount of USD$3,000,000, by and between the Parent and Aleksandar Milovanović, in the form attached as Exhibit E hereto the “Deferred Cash Promissory Note”).

(b)	A new Section 11.1.24B of the Purchase Agreement is added to read in its entirety as follows: “11.1.24B “Deferred Cash Promissory Note” has the meaning given to such term in Section 2.1(d).”

Fourth Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

(c)

The Deferred Cash Convertible Promissory Note attached as Attachment 1 to this Amendment shall be deemed Exhibit E to the Purchase Agreement and the Debt Conversion attached as Attachment 2 to this Amendment shall be deemed Exhibit L to the Purchase Agreement.

2. Forgiveness of Accrued Interest. The Parties confirm and acknowledge that (a) pursuant to Section 2.1(d) of the Purchase Agreement as in effect through and including the Third Amendment thereto (as specified above), “[t]o the extent any portion of the Deferred Cash Consideration remain[ed] unpaid three (3) Business Days after the Deferred Cash Consideration Due Date, the unpaid amount of such Deferred Cash Consideration [was to] accrue interest retroactively (from [April 1, 2024]) at a fixed, non-variable rate equal to the lesser of (A) three percent (3%) per annum and (B) the Maximum Rate”; (b) the Deferred Cash Consideration was not paid by the Deferred Cash Consideration Due Date; and (c) the Deferred Cash Consideration has accrued interest as provided in Section 2.1(d) of the Purchase Agreement as in effect through and including the Third Amendment thereto (as specified above), through the date of this Amendment (such accrued interest, the “Accrued Interest”). The Sellers hereby confirm, acknowledge and agree that in connection with their entry into this Amendment, the Deferred Cash Promissory Note and Debt Conversion Agreement, and effective as of the date hereof, the Sellers hereby forgive any and all Accrued Interest and release the Purchaser from any obligation to pay such Accrued Interest. For the sake of clarity, following the Effective Date, the Deferred Cash Consideration shall not accrue interest, or be deemed to accrue interest, pursuant to the terms of the Purchase Agreement, except to the extent interest is provided for in the Deferred Cash Promissory Note.

3. Milovanović Representations. Milovanović confirms and acknowledges to Purchaser that:

(a)

Milovanović will be acquiring the Deferred Cash Promissory Note and the shares of Purchaser common stock issuable upon conversion thereof (collectively, the “Securities”), for his own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), in a manner which would require registration under the Securities Act or any state securities laws. Milovanović can bear the economic risk of investment in the Securities, has knowledge and experience in financial business matters, is capable of managing the risk of investment in the Securities and is an “accredited investor” as defined in Regulation D under the Securities Act. Milovanović recognizes that the Securities have not been registered under the Securities Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Securities is registered under the Securities Act or unless an exemption from registration is available. Milovanović has carefully considered and has, to the extent he believes such discussion necessary, discussed with his professional, legal, tax and financial advisors, the suitability of an investment in the Securities for his particular tax and financial situation and his respective advisers, if such advisors were deemed necessary, have determined that the Securities are a suitable investment for him. Milovanović has not been offered the Securities by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to Milovanović’s knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising. Milovanović has had an opportunity to ask questions of and receive satisfactory answers from Purchaser, or persons acting on behalf of the Purchaser, concerning the terms and conditions of the Securities and Purchaser, and all such questions have been answered to the full satisfaction of Milovanović. Neither Purchaser, nor any other party, has supplied Milovanović any information regarding the Securities or an investment in the Securities other than as contained in this Agreement, and Milovanović is relying on his own investigation and evaluation of Purchaser and the Securities and not on any other information.

Fourth Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

(b)

Milovanović acknowledges that he is a sophisticated investor capable of assessing and assuming investment risks with respect to securities, including the Securities, and further acknowledges that the Purchaser is entering into this Amendment with the Sellers, including Milovanović, in reliance on this acknowledgment and with Milovanović’s understanding, acknowledgment and agreement that the Purchaser is privy to material non-public information regarding the Purchaser (collectively, the “Non-Public Information”), which Non-Public Information may be material to a reasonable investor, such as Milovanović, when making investment disposition decisions, including the decision to enter into this Amendment, and Milovanović’s decision to enter into the Amendment is being made with full recognition and acknowledgment that the Purchaser is privy to the Non-Public Information, irrespective of whether such Non-Public Information has been provided to Milovanović. Milovanović hereby waives any claim, or potential claim, he has or may have against the Purchaser relating to the Purchaser’s possession of Non-Public Information. Milovanović has specifically requested that the Purchaser not provide it with any Non-Public Information. Milovanović understands and acknowledges that the Purchaser would not enter into this Amendment in the absence of the representations and warranties set forth in this paragraph, and that these representations and warranties are a fundamental inducement to the Purchaser in entering into this Amendment.

(c)	Milovanović understands and agrees that a legend has been or will be placed on any certificate(s) or other document(s) evidencing the Securities in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES ACT, OR (II) THE CORPORATION SHALL HAVE BEEN FURNISHED WITH AN OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED UNDER ANY SUCH ACTS.”

Fourth Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

4. Consideration. Each of the Parties agrees and confirms by signing below that they have received valid consideration in connection with this Amendment and the transactions contemplated herein.

5. Mutual Representations, Covenants and Warranties. Each of the Parties, for themselves and for the benefit of each of the other Parties hereto, represents, covenants and warranties that:

(a)

Such Party has all requisite power and authority, corporate or otherwise, to execute and deliver this Amendment and to consummate the transactions contemplated hereby. This Amendment constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

(b)

The execution and delivery by such Party and the consummation of the transactions contemplated hereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which such party is bound or affected; and

(c)	Any individual executing this Amendment on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Amendment on behalf of such entity.

6. Further Assurances. The Parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Amendment and the transactions contemplated herein.

7. Effect of Amendment. Upon the effectiveness of this Amendment, each reference in the Purchase Agreement to “Purchase Agreement”, “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Purchase Agreement, as applicable, as modified and amended hereby.

Fourth Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

8. Purchase Agreement to Continue in Full Force and Effect. Except as specifically modified or amended herein, the Purchase Agreement and the terms and conditions thereof shall remain in full force and effect.

9. Entire Agreement. This Amendment sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the Parties, whether written, oral or otherwise, except for the Purchase Agreement, and this Amendment shall be read in connection with, the Purchase Agreement.

10. Assignment; Successors in Interest. No assignment or transfer by either Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties. This Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

11. Governing Law; Disputes. This Amendment shall be governed exclusively by and construed and enforced in accordance with the internal Laws of the State of Nevada without reference to its conflict of law provisions. Disputes under the Amendment shall be subject to Section 12.6 of the Purchase Agreement, which section is incorporated by reference herein.

12. Severability. If any term, provision, covenant or condition of this Amendment is held by the arbitrator(s) to exceed the limitations permitted by applicable Law, as determined by such arbitrator(s) in such action, then the provisions will be deemed reformed to the maximum limitations permitted by applicable Law and the Parties hereby expressly acknowledge their desire that in such event such action be taken. Notwithstanding the foregoing, the Parties further agree that if any term, provision, covenant or condition of this Amendment is held by arbitrator(s) to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and in no way shall be affected, impaired or invalidated. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

13. No Presumption from Drafting. This Amendment has been negotiated at arm’s-length between Persons knowledgeable in the matters set forth within this Amendment. Accordingly, given that all Parties have had the opportunity to draft, review and/or edit the language of this Amendment, no presumption for or against any Party arising out of drafting all or any part of this Amendment will be applied in any action relating to, connected with or involving this Amendment. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Amendment against the Party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Amendment shall be interpreted in a reasonable manner to affect the intentions of the Parties.

Fourth Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

14. Review and Construction of Documents. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Amendment, said Party has fully informed itself of the terms, contents, conditions and effects of this Amendment; (b) said Party has relied solely and completely upon its own judgment in executing this Amendment; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Amendment; (d) said Party has acted voluntarily and of its own free will in executing this Amendment; and (e) this Amendment is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

15. Electronic Signatures. Except as otherwise required by applicable Law, this Amendment and any signed agreement or instrument entered into in connection with this Amendment, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail or by DocuSign, SimpliSafe, or similar software (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute the original form of this Amendment and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

Fourth Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written to be effective as of the Effective Date.

PURCHASER:

Golden Matrix Group, Inc.

By:	/s/ Anthony Brian Goodman
	Name:	Anthony B. Goodman
	Title:	Chief Executive Officer

SELLERS:

By:	/s/ Aleksandar Milovanović
	Name:	Aleksandar Milovanović

By:	/s/ Zoran Milosevic
	Name:	Zoran Milosevic

By:	/s/ Snežana Božović
	Name:	Snežana Božović

Fourth Amendment to

Amended and Restated Sale and Purchase Agreement of Share Capital

Attachment 1

[Attached]

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Attachment 2

[Attached]

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